EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	INTRADO CONTACT
Ian Bailey/Peter Schmidt	Alexis Garbeff,
Financial Dynamics	Ketchum PR
212-850-5600	415-984-6164
pschmidt@fd-us.com	alexis.garbeff@ketchum.com

MEDIA CONTACT:
Andrea Lashnits
Quovadx, Inc.
720-554-1246
andrea.lashnits@quovadx.com
QUOVADX ANNOUNCES KEY MANAGEMENT APPOINTMENT; MATTHEW T.
PULLAM TO ASSUME POSITION OF CHIEF FINANCIAL OFFICER
Experienced Software Company Executive Brings 16 Years of Finance and Accounting Expertise
and Focus in Healthcare & Technology Sectors to Role of CFO
ENGLEWOOD, Colo., August 3, 2005 — Quovadx, Inc. (Nasdaq: QVDX), a global software and vertical solutions company, today announced the appointment of Matthew T. Pullam as executive vice president, treasurer and chief financial officer of Quovadx. Pullam is currently vice president, Finance of Colorado-based Intrado Inc. (Nasdaq: TRDO) a global provider of integrated data and telecommunications solutions and will resign that position to join Quovadx effective August 15, 2005. Quovadx’s current CFO Melvin L. Keating, will be stepping down from the CFO role effective August 15, 2005 and will work closely with Pullam on transition activities until his departure from the Company on September 2, 2005.
“Since joining Quovadx last year, Mel has helped to guide the Company through a challenging period, assisting in the strategy realignment of the business, instilling investor confidence and implemented many important process and procedural improvements in our finance areas that were needed to stabilize the business and position Quovadx for growth. With this phase now substantially complete, Mel has decided to seek opportunities closer to his home on the East Coast. On behalf of Quovadx’s board of directors and employees, I would like to thank Mel for his valuable contributions to the Company and wish him success in his future endeavors,” said Harvey A. Wagner, chief executive officer.

“I am also pleased to welcome Matthew Pullam as our new chief financial officer. Matthew’s depth of experience in working within public companies and his first-hand knowledge of accounting practices in the technology and healthcare sectors make him well qualified to join Quovadx’s management team as we enter the next phase in the Company’s evolution.”
“I am excited to be joining Quovadx at such an important point in its corporate evolution,” stated Pullam. “Under Harvey and Mel’s leadership, Quovadx has made significant progress in the past year and created a solid platform for focused execution of the Company’s strategic plan to achieve targeted growth and profitability objectives.”
Prior to his appointment at Quovadx, Pullam was vice president, Finance of Intrado, Inc. a publicly traded software company based in Longmont, Colorado. In this role, he managed a 30-person finance team and was responsible for the Company’s SEC reporting, ongoing compliance with Sarbanes Oxley section 404, internal financial operations, as well as playing a key role in its investor relations activities. During his tenure with Intrado, Pullam was a key member of the management team responsible for driving annual revenues from a base of $40 million to more than $135 million.
Before joining Intrado, Pullam served as CFO for Centrimed, a start-up application service provider serving the supply chain needs of hospitals, which was acquired by the Global Healthcare Exchange, a consortium of leading healthcare and medical device manufacturers led by Baxter. Prior to Centrimed, Pullam spent six years with Corporate Express and held a number of senior corporate and operational finance positions, including controller for the Company’s $500 million Western Region, as well as establishing the Company’s internal audit function. Prior to Corporate Express, he held various internal auditing positions with AT&T Broadband, Pace Membership Warehouse and the County of Los Angeles.
Pullam earned a bachelor’s degree in accounting from the California State University, Fullerton and is a licensed Certified Public Accountant (CPA) in the State of Colorado.
About Quovadx, Inc.
Quovadx (Nasdaq: QVDX) offers software and services for application and system development, extension, integration and analysis to enterprise customers worldwide. Quovadx is comprised of three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability, improve processes and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems and is a pioneer in regional healthcare information organization (RHIO) technology, and the Rogue Wave Software division, which provides reusable software components and services to professional developers for enterprise-class application development. Quovadx, through its respective divisions, serves companies in the healthcare, financial services, telecommunication and public sectors and has over 450 employees. For more information, please visit http://www.quovadx.com.